Filed Pursuant to Rule 433

Registration Statement No. 333-183035

November 19, 2014

PRICING TERM SHEET FOR THE 3.30% DEBENTURES, SERIES 2014 B

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	3.30% Debentures, Series 2014 B due 2024

Principal Amount:	$250,000,000

Interest Rate:	3.30% per annum

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2015

Maturity:	December 1, 2024

Treasury Benchmark:	2.250% due November 15, 2024

US Treasury Yield:	2.361%

Spread to Treasury:	+98 basis points

Re-offer Yield:	3.341%

Public Offering Price:	99.653%

Optional Redemption:	Make Whole call at any time prior to September 1, 2024 at Treasury Rate +15 basis points Callable on or after September 1, 2024 at par

Pricing Date:	November 19, 2014

Settlement Date:	November 24, 2014 (T+3)

CUSIP:	209111FE8

Joint Book-Running Managers:

J.P. Morgan Securities LLC

RBS Securities Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Co-Managers:	CIBC World Markets Corp. TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll-free at 1-866-884-2071.